Filed pursuant to Rule 424(b)(5)
Registration No. 333-173856

PROSPECTUS SUPPLEMENT

To Prospectus dated August 11, 2011

2,050,000 Shares of Common Stock

Common Stock

Pursuant to this prospectus supplement and the accompanying prospectus, we are offering an aggregate of 2,050,000 shares of our common stock to William Blair & Company, LLC, or William Blair, pursuant to a common stock purchase agreement, dated March 27, 2013, at a price of $1.09 per share. The aggregate purchase price for these shares is approximately $2.2 million. We will receive net proceeds from the sale of these shares of approximately $1.8 million after deducting our estimated offering expenses.

Our common stock is quoted on The NASDAQ Global Market under the symbol “PRTS”. The last reported sale price of our common stock on The NASDAQ Global Market on March 27, 2013, was $1.09 per share.

As of March 27, 2013, the aggregate market value of our outstanding common stock held by non-affiliates was approximately $16.9 million, based on 31,151,075 shares of outstanding common stock, of which approximately 15.5 million shares were held by non-affiliates, and a price of $1.09 per share, which was the last reported sale price of our common stock on The NASDAQ Global Market on March 27, 2013. As of the date of this prospectus supplement, we have not offered any securities pursuant to General Instruction I.B.6. of Form S-3 during the prior 12 calendar month period that ends on, and includes, the date of this prospectus supplement.

Investing in our common stock involves a high degree of risk. Please read “Risk Factors” beginning on page S-4 of this prospectus supplement and in the documents incorporated by reference into this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We currently anticipate that the closing of the offering will take place on or about April 3, 2013. On the closing date, we will issue the shares of common stock to the investor and receive funds in the amount of the aggregate purchase price.

We have engaged Roth Capital Partners, LLC as our exclusive placement agent in connection with this offering. The placement agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of securities. See “Plan of Distribution” beginning on page S-9 of this prospectus supplement for more information regarding these arrangements.

Roth Capital Partners

The date of this prospectus supplement is March 27, 2013.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is the prospectus supplement, including the documents incorporated by reference, which describes the specific terms of this offering. The second part, the accompanying prospectus, including the documents incorporated by reference, provides more general information. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. We urge you to carefully read this prospectus supplement and the accompanying prospectus, and the documents incorporated herein and therein, before buying any of the securities being offered under this prospectus supplement. This prospectus supplement may add, update or change information contained in the accompanying prospectus. To the extent that any statement that we make in this prospectus supplement is inconsistent with statements made in the accompanying prospectus or any documents incorporated by reference therein, the statements made in this prospectus supplement will be deemed to modify or supersede those made in the accompanying prospectus and such documents incorporated by reference therein.

You should rely only on the information contained in, or incorporated by reference into, this prospectus supplement and contained in, or incorporated by reference into, the accompanying prospectus. We have not authorized anyone to provide you with different information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement and the accompanying prospectus. You should not rely on any unauthorized information or representation. This prospectus supplement is an offer to sell only the securities offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus supplement and the accompanying prospectus is accurate only as of the date on the front of the applicable document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus supplement or the accompanying prospectus, or any sale of a security.

This prospectus supplement, the accompanying prospectus, and the information incorporated herein and therein by reference includes trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included or incorporated by reference into this prospectus supplement or the accompanying prospectus are the property of their respective owners.

All references in this prospectus supplement and the accompanying prospectus to “U.S. Auto Parts,” the “Company,” “we,” “us,” “our,” or similar references refer to U.S. Auto Parts Network, Inc. and its subsidiaries on a consolidated basis, except where the context otherwise requires or as otherwise indicated.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained elsewhere in or incorporated by reference into this prospectus supplement. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our common stock. For a more complete understanding of our company and this offering, we encourage you to read and consider carefully the more detailed information in this prospectus supplement and the accompanying prospectus, including the information incorporated by reference into this prospectus supplement and the accompanying prospectus, and the information included in any free writing prospectus that we have authorized for use in connection with this offering. If you invest in our common stock, you are assuming a high degree of risk. See “Risk Factors.”

Company Overview

We are one of the leading online sources for automotive aftermarket parts and repair information. Our vision is that vehicle owners never overpay for service and repair. Our mission is to be the service and repair advocate for vehicle owners, to increase their confidence in the repair process, and to provide the most affordable option for their service and repair needs.

We principally sell our products, identified as stock keeping units, or SKUs, to individual consumers through our network of websites and online marketplaces. Our user-friendly websites provide customers with a comprehensive selection of approximately 1.1 million SKUs with detailed product descriptions and photographs. We have developed a proprietary product database that maps our SKUs to product applications based on vehicle makes, models and years.

Our online sales channel and relationships with suppliers enable us to eliminate several intermediaries in the traditional auto parts supply chain and offer a broad selection of SKUs. Additionally, as an online retailer, we believe greater economies of scale can be achieved online than in brick and mortar stores.

We were incorporated in Delaware in 1995 as a distributor of aftermarket auto parts and launched our first website in 2000. Since then, we have continued to expand our online operations, increasing the number of SKUs sold through our e-commerce network, adding additional websites, improving our internet marketing proficiency, and commencing sales on online marketplaces. In October 2008, we acquired AutoMD.com for the purpose of developing content and a user community to educate consumers on maintenance and service of their vehicles. The site provides auto information, with tools for diagnosing car troubles, locating repair shops and do-it-yourself, or DIY, repair guides. Currently, AutoMD estimates auto repair costs to make servicing your car less stressful. The repair cost calculator uses real-time shop repair estimates from accredited repair shops in the United States.

In August 2010, we acquired all of the issued and outstanding shares of Automotive Specialty Accessories and Parts, Inc. and its wholly-owned subsidiary Whitney Automotive Group, Inc., or WAG, at the time, the nation’s leading catalog and internet direct marketer of automotive aftermarket performance parts and accessories. This acquisition has expanded our product line into all terrain vehicles, recreational vehicles and motorcycles, as well as provided us deep product knowledge into niche segments like Jeep, Volkswagen and trucks. The expansion of our product line increases our ability to reach customers in the DIY automobile and off-road accessories market. Our flagship websites are located at www.autopartswarehouse.com, www.partstrain.com, www.jcwhitney.com, www.stylintrucks.com and www.AutoMD.com and our corporate website is located at www.usautoparts.net.

Recent Developments

On March 25, 2013, we entered into a Securities Purchase Agreement with certain accredited investors pursuant to which we agreed to sell up to an aggregate of 4,149,997 shares of our Series A Convertible Preferred Stock, $0.001 par value per share, or Series A Convertible Preferred, in one or more closings and at a purchase price per share of $1.45 for aggregate proceeds to us over all closings of approximately $6.0 million, subject to the satisfaction of customary closing conditions.

At the initial closing on March 25, 2013, we sold 3,999,997 shares of Series A Convertible Preferred for aggregate proceeds of $5.8 million. We may hold additional closings within 90 days of the date of the Securities Purchase Agreement to sell the remaining 150,000 shares of Series A Convertible Preferred to purchasers under the Securities Purchase Agreement.

Corporate Information

We were incorporated in Delaware in 1995. Our principal executive offices are located at 16941 Keegan Avenue, Carson, California 90746. Our telephone number is (424) 702-1455. Our corporate website is www.usautoparts.net. We make available free of charge through our website our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, or Exchange Act, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The information contained in, or that can be accessed through, our website is not part of, and is not incorporated into, this prospectus and should not be considered part of this prospectus.

The Offering

Common Stock

Common Stock Offered By Us	2,050,000 shares

Common Stock To Be Outstanding Immediately After This Offering	33,201,075 shares

NASDAQ Global Market Listing	Our common stock is listed on The NASDAQ Global Market under the symbol “PRTS”.

Use of Proceeds	We estimate that our net proceeds from this offering, after deducting our estimated offering expenses, will be approximately $1.8 million. We will use the proceeds of this offering to repay borrowings under our revolving credit facility with JP Morgan Chase Bank, N.A., or Chase, without any corresponding decrease in Chase’s commitments to make revolving loans available to us under that credit facility. See “Use of Proceeds” on page S-7 of this prospectus supplement.

Risk Factors	Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page S-4 of this prospectus supplement and the section entitled “Risk Factors” in our Form 10-K filed on March 25, 2013, which is incorporated herein by reference.

The number of shares of common stock to be outstanding immediately after this offering as reflected above is based on the actual number of shares outstanding as of March 27, 2013, which was 31,151,075, and does not include, as of that date:

•	3,999,997 shares of common stock issuable upon the conversion of our Series A Convertible Preferred;

•	50,000 shares of common stock issuable upon the exercise of outstanding warrants at a weighted-average exercise price of $4.61 per share;

•	7,428,240 shares of common stock issuable upon the exercise of outstanding options at a weighted-average exercise price of $5.13 per share; and

•	2,652,794 shares of common stock available for future issuance under our 2006 Equity Incentive Plan, 2007 Omnibus Plan and 2007 New Employee Incentive Plan.

RISK FACTORS

An investment in our common stock involves a high degree of risk. Before you make a decision to invest in our common stock, you should consider carefully the risks described below, together with other information in this prospectus supplement, the accompanying prospectus, the section entitled “Risk Factors” in our annual report on Form 10-K for the year ended December 29, 2012 and the other documents which are incorporated by reference herein and therein. If any of the following events actually occur, our business, operating results, prospects or financial condition could be materially and adversely affected. This could cause the trading price of our common stock to decline and you may lose all or part of your investment. These risks are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business operations.

Risks Related to This Offering

You will experience immediate and substantial dilution in the net tangible book value per share of the common stock you purchase.

Since the price per share of our common stock being offered is substantially higher than the net tangible book value per share of our common stock, you will suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering. Based on the offering price of $1.09 per share, if you purchase shares of common stock in this offering, you will suffer immediate and substantial dilution of $0.25 per share in the net tangible book value of the common stock. See the section entitled “Dilution” below for a more detailed discussion of the dilution you will incur if you purchase common stock in this offering.

You may experience future dilution as a result of future equity offerings or other equity issuances.

To raise additional capital, we may in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock. Our board of directors has the authority to establish the designation of additional shares of preferred stock that may be convertible into common stock without any action by our stockholders, subject to certain limitations provided for under the terms of our existing preferred stock, and to fix the rights, preferences, privileges and restrictions, including voting rights, of such shares. Any such additional shares of preferred stock may have rights, preferences and privileges senior to those of outstanding common stock, and the issuance and conversion of any such preferred stock would further dilute the percentage ownership of our stockholders. We cannot assure you that we will be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our common stock or other securities convertible into or exchangeable for our common stock in future transactions may be higher or lower than the price per share in this offering.

The rights of holders of our common stock are subordinate to rights, preferences and privileges of our existing preferred stock, and such rights, preferences and privileges may restrict our financial and operational flexibility.

Under the authority granted by our Certificate of Incorporation, our Board of Directors has established a series of preferred stock, our Series A Convertible Preferred, which has various rights, preferences and privileges senior to the shares of our common stock. For example, in the event of a change of control, the Series A Convertible Preferred is entitled to receive, prior and in preference to any distribution to the common stock, an amount equal to $1.45 per share, plus all then-accrued but unpaid dividends on such Series A Convertible Preferred. Dividends on the Series A Convertible Preferred are payable quarterly, subject to the satisfaction of certain conditions, at a rate of $0.058 per share per annum in cash, in shares of common stock or in any combination of cash and common stock as determined by our Board of Directors. While we may, at our election, subject to the satisfaction of certain conditions, pay any accrued but unpaid dividends on the Series A Convertible Preferred in either cash or in common stock, we may be unable to satisfy the requisite conditions for paying dividends in common stock and, under such circumstances, we will be required to pay such accrued but unpaid dividends in cash. In such circumstances, we will be required to use cash that would otherwise be used to fund our ongoing operations to pay such accrued but unpaid dividends. To the extent we do pay dividends in common stock, the ownership percentage of our common stockholders who are not holders of the Series A Convertible Preferred will be diluted. Our Series A Convertible Preferred, if fully issued, is initially convertible for 4,149,997 shares of common stock, and to the extent that the Series A Convertible Preferred is converted, the ownership percentage of our common stockholders who are not converting holders of the Series A Convertible Preferred will be diluted.

Additionally, without the requisite approval of our Series A Convertible Preferred , we are restricted from issuing any shares of our capital stock with rights, preferences or privileges that are equal or senior to the rights, preferences or privileges of the Series A Convertible Preferred. As a result of these rights and restrictions, our ability to finance our operations through the issuance of additional shares of our capital stock is limited.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus, including the documents that we incorporate by reference herein and therein, contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Exchange Act. These forward-looking statements can generally be identified as such because the context of the statement will include words such as “may,” “will,” “intends,” “plans,” “believes,” “anticipates,” “expects,” “estimates,” “predicts,” “potential,” “continue,” “likely,” “unlikely” or “opportunity,” the negative of these words or words of similar import. Similarly, statements that describe our future plans, strategies, intentions, expectations, objectives, goals or prospects are also forward-looking statements. Discussions containing these forward-looking statements may be found, among other places, in the “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections incorporated by reference from our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, as well as any amendments thereto reflected in subsequent filings with the SEC. These forward-looking statements are based largely on our expectations and projections about future events and future trends affecting our business, and are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. The risks and uncertainties include, among others, those noted in the sections entitled “Risk Factors” in this prospectus supplement and included in the documents that we incorporate by reference herein.

In addition, past financial and/or operating performance is not necessarily a reliable indicator of future performance and you should not use our historical performance to anticipate results or future period trends. We can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on our results of operations and financial condition. Except as required by law, we undertake no obligation to publicly revise our forward-looking statements to reflect events or circumstances that arise after the filing of this prospectus supplement or the filing of the accompanying prospectus or documents incorporated by reference herein and therein that include forward-looking statements.

USE OF PROCEEDS

We estimate the net proceeds from the sale of 2,050,000 shares of our common stock that we are offering will be approximately $1.8 million, based on the offering price of $1.09 per share of common stock and after deducting our estimated offering expenses of $0.4 million.

We will use the net proceeds of this offering to repay borrowings under our revolving credit facility with Chase, without any corresponding decrease in Chase’s commitments to make revolving loans available to us under that credit facility. Amounts outstanding under our credit facility with Chase bear interest, at our option, at a per annum rate equal to either (a) LIBOR plus an applicable margin of 1.50%, or (b) an “alternate base rate” minus an applicable margin of 0.50%. Each applicable margin as set forth in the prior sentence is subject to increase or decrease by 0.25% per annum based upon our fixed charge coverage ratio. At December 29, 2012, our LIBOR based interest rate was 1.75% (on $15.0 million principal) and our prime based rate was 2.75% (on $1.2 million principal). The outstanding amounts under the credit facility are currently scheduled to mature on April 26, 2017. We have used the proceeds of borrowings under our credit facility with Chase to repay in full our previous credit facility with Silicon Valley Bank, which was subsequently terminated, and to fund general working capital needs.

DILUTION

Our net tangible book value as of December 29, 2012 was approximately $24.4 million, or $0.78 per share. “Net tangible book value” is total assets minus the sum of liabilities and intangible assets. “Net tangible book value per share” is net tangible book value divided by the total number of shares outstanding.

After giving effect to the sale and the assumed conversion of 3,997,997 shares of Series A Convertible Preferred and the 2,050,000 shares of common stock offered by us in this offering, our as adjusted net tangible book value as of December 29, 2012 would have been approximately $31.4 million, or $0.84 per share. The adjustments made to determine as adjusted net tangible book value per share are the following:

•	a decrease in total liabilities to reflect the application of the net proceeds of the offering to repay borrowings under our revolving credit facility with Chase, as described under “Use of Proceeds”;

•

a decrease in total liabilities to reflect the application of the net proceeds of the sale of our Series A Convertible Preferred (which Series A Convertible Preferred was issued after December 29, 2012) to repay borrowings under our revolving credit facility with Chase;

•	the addition of 2,050,000 shares of our common stock offered by this prospectus supplement to the number of shares outstanding; and

•	the addition of 3,999,997 shares of our common stock issuable upon the conversion of our Series A Convertible Preferred (which Series A Convertible Preferred was issued after December 29, 2012).

The following table illustrates the as adjusted net tangible book value of $0.84 per share and the dilution (the difference between the offering price per share and net tangible book value per share) to new investors:

Offering price per share of our common stock		$1.09
Net tangible book value per share as of December 29, 2012	$0.78
Increase in net tangible book value per share attributable to the sale and assumed conversion of the Series A Convertible Preferred	$0.06
Change in net tangible book value per share attributable to this offering	$—
As adjusted net tangible book value per share as of December 29, 2012, after giving effect to the offering		$0.84
Dilution per share to new investors in the offering		$0.25

The above discussion and tables are based on the actual number of shares outstanding as of December 29, 2012, which was 31,128,043, and does not include, as of that date:

•	50,000 shares of common stock issuable upon the exercise of outstanding warrants at a weighted-average exercise price of $4.61 per share;

•	7,428,240 shares of common stock issuable upon the exercise of outstanding options at a weighted-average exercise price of $5.13 per share; and

•	2,652,794 shares of common stock available for future issuance under our 2006 Equity Incentive Plan, 2007 Omnibus Plan and 2007 New Employee Incentive Plan.

To the extent that outstanding options or warrants are exercised, investors purchasing our common stock in this offering will experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

PLAN OF DISTRIBUTION

Roth Capital Partners, LLC, which we refer to as the placement agent, has agreed to act as the exclusive placement agent in connection with this offering subject to the terms and conditions contained in our placement agency agreement dated March 27, 2013. The placement agent is not purchasing or selling any shares offered by this prospectus supplement or accompanying prospectus, nor is it required to arrange for the purchase or sale of any specific number or dollar amount of shares, but has agreed to use its best efforts to arrange for the sale of 2,050,000 shares of our common stock at a price of $1.09 per share. Sales will be evidenced by a common stock purchase agreement between us and William Blair.

We currently anticipate that the closing of the sale of such shares under this agreement will take place on or about April 3, 2013. On the closing date, we will issue the shares of our common stock to the investor and receive funds in the amount of the aggregate purchase price. The placement agency agreement provides that the obligations of the placement agent are subject to certain conditions precedent, including the absence of any material adverse change in our business and the receipt of certain opinions, letters and certificates from our counsel, our independent auditors and us.

We will pay the placement agent a fee equal to 6.75% of the gross proceeds of the offering. We will also reimburse the placement agent for certain costs and expenses incurred by it in connection with the offering, including fees of counsel, up to an aggregate of $27,500. The following table shows the per share and total placement agent’s fees to be paid to the placement agent by us, assuming the sale of 2,050,000 shares at $1.09 per share:

	Per Share	Total
Placement agent fees	$0.07	$151,000

We estimate that total expenses payable by us in connection with this offering, excluding placement agent fees, will be approximately $248,000. In accordance with the rules and regulations of the Financial Industry Regulatory Authority, Inc., or FINRA, in no event may the maximum compensation payable to FINRA members and independent broker-dealers exceed 8.0% of the gross proceeds of this offering.

Our obligation to issue and sell shares to the purchaser is subject to the conditions set forth in the common stock purchase agreement, which may be waived by us at our discretion. The purchaser’s obligation to purchase shares is subject to the conditions set forth in the common stock purchase agreement as well, which may also be waived.

We have agreed to indemnify the placement agent against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and liabilities arising from breaches of representations and warranties contained in the placement agency agreement. We have also agreed to contribute to payments the placement agent may be required to make in respect of such liabilities.

The placement agent’s ability to engage in trading or stabilization activities during the offering may be limited by applicable securities laws and regulations, including Regulation M under the Exchange Act.

The placement agency agreement and common stock purchase agreement are included as exhibits to our Current Report on Form 8-K that will be filed with the Securities and Exchange Commission in connection with this offering.

Our common stock is quoted on The NASDAQ Global Market under the symbol “PRTS.”

LEGAL MATTERS

Selected legal matters with respect to the validity of the common stock offered by this prospectus supplement will be passed upon for us by Cooley LLP, San Diego, California. Stradling Yocca Carlson & Rauth, P.C., Newport Beach, California, is acting as counsel for the placement agent in connection with this offering.

EXPERTS

The financial statements incorporated in this prospectus supplement by reference from our Annual Report on Form 10-K for the year ended December 29, 2012, and the effectiveness of our internal control over financial reporting as of December 29, 2012, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement and the accompanying prospectus are part of the registration statement on Form S-3 we filed with the SEC under the Securities Act and do not contain all the information set forth in the registration statement. Whenever a reference is made in this prospectus supplement or the accompanying prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference in this prospectus supplement and the accompanying prospectus for a copy of such contract, agreement or other document. Because we are subject to the information and reporting requirements of the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus. Information contained in this prospectus supplement and the accompanying prospectus and information that we file with the SEC in the future and incorporate by reference in this prospectus supplement and the accompanying prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings (other than Current Reports on Form 8-K furnished under Item 2.02 or Item 7.01 and exhibits filed on such form that are related to such items) we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the prospectus supplement and before the sale of all the securities covered by this prospectus supplement:

•	our Annual Report on Form 10-K for the year ended December 29, 2012 filed with the SEC on March 25, 2013;

•	our Current Reports on Form 8-K (other than information furnished rather than filed) filed with the SEC on February 22, 2013, February 28, 2013 and March 25, 2013;

•	our definitive proxy statement relating to our 2012 annual meeting of stockholders, which was filed on April 2, 2012 (other than the portions thereof which are furnished and not filed); and

•

the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on January 23, 2007, including any amendments or reports filed for the purposes of updating this description.

You can request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

U.S. Auto Parts Network, Inc.

16941 Keegan Avenue

Carson, California 90746

(310) 735-0553

PROSPECTUS

$200,000,000

Common Stock

This prospectus and the accompanying prospectus supplement will allow us to sell shares of our common stock over time in one or more offerings, with an aggregate offering price of up to $200,000,000. Each time we offer shares of our common stock, we will provide you with a supplement to this prospectus. We may also authorize one or more free writing prospectuses to be provided to you in connection with an offering. You should read this prospectus, the information incorporated by reference in this prospectus, any prospectus supplement and any related free writing prospectus carefully before you invest.

Our common stock is listed on the NASDAQ Global Market under the symbol “PRTS”. On August 10, 2011, the last reported sale price of our common stock was $6.03 per share.

Investing in our common stock involves a high degree of risk. See “Risk Factors” on page 2 of this prospectus and as updated in our future filings made with the Securities and Exchange Commission, which are incorporated by reference in this prospectus.

This prospectus may not be used to offer or sell any common stock unless accompanied by a prospectus supplement.

The common stock may be sold by us to or through underwriters or dealers, directly to purchasers or through agents designated from time to time. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this prospectus. If any underwriters are involved in the sale of any common stock with respect to which this prospectus is being delivered, the names of such underwriters and any applicable discounts or commissions and over-allotment options will be set forth in a prospectus supplement. The price to the public of such common stock and the net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 11, 2011.

You should rely only on the information contained in or incorporated by reference into this prospectus, any applicable prospectus supplement and any related free writing prospectus. We have not authorized anyone to provide you with different information. We are not making an offer to sell or seeking an offer to buy shares of our common stock under this prospectus, any applicable prospectus supplement and any related free writing prospectus in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus, any applicable prospectus supplement, any related free writing prospectus and the documents incorporated by reference herein and therein are accurate only as of their respective dates, regardless of the time of delivery of this prospectus or any sale of a security.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration statement, we may sell shares of our common stock in one or more offerings up to a total dollar amount of $200,000,000. This prospectus provides you with a general description of the common stock we may offer. Each time we sell any of our common stock under this prospectus, we will provide a prospectus supplement that will contain more specific information about the terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you in connection with that offering. We may also add, update or change in a prospectus supplement or a related free writing prospectus any of the information contained in this prospectus or in documents we have incorporated by reference into this prospectus. This prospectus, together with any applicable prospectus supplement, any related free writing prospectus and the documents incorporated by reference into this prospectus, include all material information relating to this offering. You should carefully read each of this prospectus, any applicable prospectus supplement and any related free writing prospectus together with the additional information described under “Where You Can Find More Information” before buying common stock in this offering.

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SUMMARY

To understand this offering fully and for a more complete description of the legal terms of this offering as well as our company and the common stock being sold in this offering, you should read carefully the entire prospectus, the prospectus supplement, any free writing prospectus and the other documents to which we may refer you, including the documents incorporated by reference in the prospectus, “Risk Factors” and our consolidated financial statements and notes to those statements incorporated by reference in this prospectus. Reference to “U.S. Auto Parts,” the “Company,” “we,” “us” and “our” refers to U.S. Auto Parts Network, Inc. and our subsidiaries, unless the context requires otherwise.

U.S. AUTO PARTS NETWORK, INC.

Company Overview

We are one of the leading online sources for automotive aftermarket parts and repair information. Our vision is that vehicle owners never overpay for service and repair. Our mission is to be the service and repair advocate for vehicle owners, to increase their confidence in the repair process, and to provide the most affordable option for their service and repair needs.

We principally sell our products, identified as stock keeping units, or SKUs, to individual consumers through our network of websites and online marketplaces. Our user-friendly websites provide customers with a comprehensive selection of approximately 1,800,000 SKUs with detailed product descriptions and photographs. We have developed a proprietary product database that maps our SKUs to product applications based on vehicle makes, models and years.

Our online sales channel and relationships with suppliers enable us to eliminate several intermediaries in the traditional auto parts supply chain and offer a broad selection of SKUs. Additionally, as an online retailer, we believe greater economies of scale can be achieved online than in brick and mortar stores.

We started in 1995 as a distributor of aftermarket auto parts and launched our first website in 2000. Since then, we have continued to expand our online operations, increasing the number of SKUs sold through our e-commerce network, adding additional websites, improving our internet marketing proficiency, and commencing sales on online marketplaces.

In August 2010, we acquired all of the issued and outstanding shares of Automotive Specialty Accessories and Parts, the nation’s leading catalog and internet direct marketer of automotive aftermarket parts and accessories. This acquisition has expanded our product line into all terrain vehicles, recreational vehicles and motorcycles, as well as provided us deep product knowledge into niche segments like Jeep, Volkswagen and trucks. The expansion of our product line increases our ability to reach customers in the do-it-yourself, or DIY, automobile and off-road accessories market. Our flagship websites are located at www.autopartswarehouse.com, www.partstrain.com, www.jcwhitney.com, and www.stylintrucks.com.

Corporate Information

We were incorporated in Delaware in 1995. Our principal executive offices are located at 17150 South Margay Avenue, Carson, California 90746. Our telephone number is (424) 702-1455. Our corporate website is www.usautoparts.net. We make available free of charge through our website our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, or Exchange Act, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The information contained in, or that can be accessed through, our website is not part of, and is not incorporated into, this prospectus and should not be considered part of this prospectus.

RISK FACTORS

An investment in our common stock involves a high degree of risk. Before you make a decision to invest in our common stock, you should consider carefully the risks described in the section entitled “Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended January 1, 2011, as filed with the SEC on March 17, 2011, which is incorporated by reference in this prospectus, as well as any updates thereto contained in subsequent filings with the SEC or any applicable prospectus supplement or free writing prospectus. If any of these risks actually occur, our business, operating results, prospects or financial condition could be materially and adversely affected. This could cause the trading price of our common stock to decline and you may lose part or all of your investment. The risks described are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business, operating results, prospects or financial condition.

FORWARD-LOOKING STATEMENTS

This prospectus, including the information incorporated by reference herein, and any applicable prospectus supplement including the documents we incorporate by reference therein, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or Securities Act, and Section 21E of the Exchange Act that involve a number of risks and uncertainties. Although our forward-looking statements reflect the good faith judgment of our management, these statements can only be based on facts and factors currently known by us. Consequently, these forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from results and outcomes discussed in the forward-looking statements.

Forward-looking statements can be identified by the use of forward-looking words such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would,” or other similar words (including their use in the negative), or by discussions of future matters that are not historical. These statements include but are not limited to statements under the captions “Business,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in other sections incorporated by reference from our Annual Report on Form 10-K, as applicable, as well as our other filings with the SEC. You should be aware that the occurrence of any of the events discussed under the heading “Risk Factors” above and in any applicable prospectus supplement or related free writing prospectus and any documents incorporated by reference herein or therein could substantially harm our business, results of operations and financial condition and that if any of these events occurs, the trading price of our common stock could decline and you could lose all or a part of the value of your common stock.

The cautionary statements made in this prospectus are intended to be applicable to all related forward-looking statements wherever they may appear in this prospectus or in any prospectus supplement or related free writing prospectus or any documents incorporated by reference herein or therein. We urge you not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Except as required by law, we assume no obligation to update our forward-looking statements, even if new information becomes available in the future.

USE OF PROCEEDS

Except as described in any prospectus supplement and any related free writing prospectus that we may authorize to be provided to you, we currently intend to use the net proceeds from the sale of the common stock offered hereby for general corporate purposes, including, among other things, working capital requirements and potential repayment of indebtedness that may be outstanding at the time of any offering under this prospectus. In addition, from time to time, we have evaluated and we expect to continue to evaluate and potentially pursue possible strategic alliances, acquisitions, joint ventures, or other business combinations or other transactions that are complementary to our business. Pending the application of the net proceeds, we expect to invest the proceeds in short-term, interest-bearing instruments or other investment-grade securities.

DESCRIPTION OF CAPITAL STOCK

As of the date of this prospectus, our second amended and restated certificate of incorporation authorizes us to issue 100,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. As of August 5, 2011, 30,559,985 shares of common stock were outstanding and no shares of preferred stock were outstanding.

The following summary describes the material terms of our capital stock. The description of capital stock is qualified by reference to our second amended and restated certificate of incorporation and our amended and restated bylaws, which are incorporated by reference as exhibits into the registration statement of which this prospectus is a part.

Common Stock

Voting. Common stockholders are entitled to one vote per share for the election of directors and on all other matters that require stockholder approval, and do not have cumulative voting rights.

Dividends and Other Distributions. Subject to any preferential rights of outstanding preferred stock, if any, holders of our common stock are entitled to share ratably in any dividends declared by our board of directors on the common stock and paid out of funds legally available for such dividends.

Distribution on Dissolution. Subject to any preferential rights of outstanding preferred stock, if any, in the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in any assets remaining after payment of liabilities and the liquidation preferences of any outstanding preferred stock.

Registration Rights. The holders of 9,333,485 shares of our common stock, or their transferees, are entitled to certain rights with respect to the registration of such shares (such shares being referred to herein as “registrable securities”) under the Securities Act, as follows:

•

Demand Registration Rights. The holders of a majority of the registrable securities may request that we register all or a portion of their shares of registrable securities with an aggregate offering price of at least $10,000,000. Upon their request, we must, subject to some restrictions and limitations, use reasonable best efforts to cause a registration statement covering the number of shares of registrable securities that are subject to the request to become effective. The holders of registrable securities may only require us to file a maximum of two registration statements in response to their demand registration rights, and we may delay such registration under certain circumstances for up to 90 days no more than once in any twelve month period.

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Piggyback Registration Rights. In the event that we propose to register any of our securities under the Securities Act, the holders of registrable securities are entitled to notice of such registration and are entitled to include their registrable securities in such registration, subject to certain marketing and other limitations. These registration opportunities are unlimited, but the number of shares that may be registered may be cut back in limited situations.

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Form S-3 Registration Rights. The holders of registrable securities may request that we register their shares if we are eligible to file a registration statement on Form S-3 and if the aggregate price of the shares sought to be offered to the public by the holders of registrable securities is at least $5,000,000. The holders of registrable securities may only require us to file two registration statements on Form S-3 in any twelve month period, and we may delay such registration under certain circumstances for up to 90 days no more than once in any twelve month period.

We are generally obligated to bear the expenses, other than underwriting discounts and sales commissions, of these registrations. These registration rights terminate upon the earlier of (i) February 12, 2012 or (ii) such time as all of the shares of registrable securities may be sold under Rule 144 under the Securities Act during any three-month period provided that we are subject to the reporting requirements of the Exchange Act.

Other Rights. Our common stock does not carry any preemptive rights enabling a holder to subscribe for, or receive shares of, our common stock or any other securities convertible into shares of our common stock. There are no redemption rights or sinking fund provisions applicable to our common stock.

Preferred Stock

We currently have no outstanding shares of preferred stock. Under our second amended and restated certificate of incorporation our board of directors is authorized to issue shares of our preferred stock from time to time, in one or more classes or series, without stockholder approval. Prior to the issuance of shares of each series, the board of directors is required by the Delaware General Corporation Law, or DGCL, and our second amended and restated certificate of incorporation to adopt resolutions and file a certificate of designation with the Secretary of State of the State of Delaware. The certificate of designation would fix for each class or series the designations, powers, preferences, rights, qualifications, limitations and restrictions, including the following:

•	the distinctive serial designation of such series and the number of shares constituting such series;

•	the annual dividend rate on shares of such series, if any, whether dividends shall be cumulative and, if so, from which date or dates;

•

whether the shares of such series shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon and after which such shares shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

•	the obligation, if any, to retire shares of such series pursuant to a sinking fund;

•

whether shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or classes and, if so, the terms and conditions of such conversion or exchange, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

•	whether the shares of such series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights;

•	the rights of the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding-up of the company; and

•	any other relative rights, powers, preferences, qualifications, limitations or restrictions thereof relating to such series.

Any future issuance of additional preferred stock could adversely affect the voting power of holders of common stock and reduce the likelihood that common stockholders will receive dividend payments and payments upon liquidation. Such an issuance could have the effect of decreasing the market price of the common stock. Such an issuance also could have the effect of delaying, deterring or preventing a change in control of us.

Anti-Takeover Provisions

Delaware Law. We are subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder. Generally, a “business combination” includes a merger, asset sale or other transaction resulting in a financial benefit to the stockholder. An “interested stockholder” is a person who either owns 15% or more of our outstanding voting stock or, together with affiliates and associates, owns or, within three prior years, did own, 15% or more of our outstanding voting stock. These restrictions do not apply if:

•

before the date that the person became an “interested stockholder,” our board of directors approved either the “business combination” or the transaction which makes the person an “interested stockholder”;

•

the “interested stockholder” owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (i) shares owned by persons who are directors and also officers and (ii) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or after the date that the person became an “interested stockholder,” the business combination is approved by (i) our board of directors and (ii) authorized at annual or special meeting of our stockholders by the affirmative vote of at least 66 2/3% of our outstanding voting stock that is not owned by the “interested stockholder.”

The statute could have the effect of delaying, deferring, or preventing a change in control.

Bylaw and Certificate of Incorporation Provisions. Our amended and restated bylaws provide that special meetings of our stockholders may be called exclusively by a majority of our board of directors or the chairman of our board of directors. Our second amended and restated certificate of incorporation (i) provides for a board comprised of three classes of directors with each class serving a staggered three-year term, (ii) authorizes our board of directors to issue preferred stock from time to time, in one or more classes or series, without stockholder approval, (iii) requires the approval of at least two-thirds of the outstanding voting stock to amend certain provisions of our second amended and restated certificate of incorporation and our amended and restated bylaws and (iv) does not include a provision for cumulative voting for directors. Under cumulative voting, a minority stockholder holding a sufficient percentage of a class of shares may be able to ensure the election of one or more directors. These and other provisions contained in our second amended and restated certificate of incorporation and amended and restated bylaws could delay or discourage transactions involving an actual or potential change in control of us or our management, including transactions in which stockholders might otherwise receive a premium for their shares over then current prices. Such provisions could also limit the ability of stockholders to remove current management or approve transactions that stockholders may deem to be in their best interests and could adversely affect the price of our common stock.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Limited. The transfer agent and registrar’s address is 250 Royall Street, Canton, MA 02021.

Listing on the Nasdaq Global Market

Our common stock is listed on the NASDAQ Global Market under the symbol “PRTS.”

PLAN OF DISTRIBUTION

We may sell our common stock covered by this prospectus in any of three ways (or in any combination):

•	to or through underwriters or dealers;

•	directly to one or more purchasers; or

•	through agents.

We may distribute the common stock:

•	from time to time in one or more transactions at a fixed price or prices, which may be changed from time to time;

•	at market prices prevailing at the time of sale;

•	at prices related to the prevailing market prices; or

•	at negotiated prices.

Each time we offer and sell common stock, we will provide a prospectus supplement that will describe the method of distribution and set forth the terms of the offering of our common stock covered by this prospectus, including:

•	the name or names of any underwriters, dealers or agents;

•	the amounts of common stock underwritten or purchased by each of them;

•	the purchase price of the common stock and the proceeds we will receive from the sale;

•	any over-allotment options under which underwriters may purchase additional common stock from us;

•	any underwriting discounts or commissions or agency fees and other items constituting underwriters’ or agents’ compensation;

•	the public offering price of the common stock;

•	any discounts, commissions or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or market on which the common stock may be listed.

Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. We may determine the price or other terms of the common stock offered under this prospectus by use of an electronic auction. We will describe how any auction will determine the price or any other terms, how potential investors may participate in the auction and the nature of the obligations of the underwriter, dealer or agent in the applicable prospectus supplement.

Underwriters or dealers may offer and sell the offered common stock from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. If underwriters or dealers are used in the sale of any common stock, the common stock will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions described above. The common stock may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters or dealers. Generally, the underwriters’ or dealers’ obligations to purchase the common stock will be subject to certain conditions precedent. The underwriters or dealers will be obligated to purchase all of the common stock if they purchase any of the common stock, unless otherwise specified in the prospectus supplement. We may use underwriters with whom we have a material relationship. We will describe the nature of any such relationship in the prospectus supplement, naming the underwriter.

We may sell the common stock through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the common stock and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment. We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the common stock from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

Agents, dealers and underwriters may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act or to contribution with respect to payments which the agents, dealers or underwriters may be required to make in respect thereof. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

Any underwriter may engage in over-allotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. This short sales position may involve either “covered” short sales or “naked” short sales. Covered short sales are short sales made in an amount not greater than the underwriters’ over-allotment option to purchase additional shares in this offering described above. The underwriters may close out any covered short position either by exercising their over-allotment option or by purchasing shares in the open market, if possible. To determine how they will close the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market, as compared to the price at which they may purchase shares through the over-allotment option. Naked short sales are short sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that, in the open market after pricing, there may be downward pressure on the price of the shares that could adversely affect investors who purchase shares in this offering. Stabilizing transactions permit bids to purchase the underlying security for the purpose of fixing the price of the security so long as the stabilizing bids do not exceed a specified maximum. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions.

Similar to other purchase transactions, an underwriter’s purchase to cover the syndicate short sales or to stabilize the market price of our common stock may have the effect of raising or maintaining the market price of our common stock or preventing or mitigating a decline in the market price of our common stock. As a result, the price of the shares of our common stock may be higher than the price that might otherwise exist in the open market. The imposition of a penalty bid might also have an effect on the price of the shares if it discourages resales of the shares.

Neither we nor the underwriters makes any representation or prediction as to the effect that the transactions described above may have on the price of the common stock. If such transactions are commenced, they may be discontinued without notice at any time.

LEGAL MATTERS

The validity of the common stock being offered hereby will be passed upon by Cooley LLP, San Diego, California.

EXPERTS

The financial statements as of and for the year ended January 1, 2011, incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended January 1, 2011, and the effectiveness of U.S. Auto Parts Network, Inc. and subsidiaries internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing. The financial statements of U.S. Auto Parts as of and for the years ended January 2, 2010 and December 31, 2008 incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Ernst & Young LLP, independent registered public accountants, given on the authority of said firm as experts in accounting and auditing. The financial statements of Automotive Specialty Accessories and Parts (“WAG”) as of and for the year ended January 2, 2010 incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated in reliance upon the report of BDO USA, LLP, independent registered public accountants, incorporated herein by reference, given on the authority of said firm as experts in accounting and auditing. The financial statements of WAG as of and for the year ended December 27, 2008 incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated in reliance upon the report of Deloitte & Touche, LLP, independent registered public accountants, incorporated herein by reference, given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information.

•	our annual report on Form 10-K for the year ended January 1, 2011 (filed with the SEC on March 17, 2011), including all information incorporated by reference therein;

•

our quarterly reports on Form 10-Q for the quarters ended April 2, 2011 (filed with the SEC on May 10, 2011) and July 2, 2011 (filed with the SEC on August 10, 2011), including all information incorporated by reference therein;

•	our current reports on Forms 8-K and 8-K/A filed with the SEC on August 4, 2010, October 29, 2010, February 1, 2011, February 25, 2011, March 4, 2011 and June 3, 2011; and

•

the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on January 23, 2007, including any amendment or reports filed for the purpose of updating such description.

We also incorporate by reference into this prospectus all documents (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) that are filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of the registration statement, and (ii) after the effectiveness of the registration statement but prior to the termination of the offering.

You can request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

U.S. Auto Parts Network, Inc.

17150 South Margay Avenue

Carson, California 90746

(310) 735-0553

This prospectus is part of a registration statement we filed with the SEC. That registration statement and the exhibits filed along with the registration statement contain more information about us. Because information about documents referred to in this prospectus is not always complete, you should read the full documents which are filed as exhibits to the registration statement. You may read and copy the full registration statement and its exhibits at the SEC’s public reference rooms or their website.

U.S. Auto Parts Network, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

On August 12, 2010, U.S. Auto Parts Network, Inc. and its subsidiaries (“USAP” or the “Company”) completed the purchase (the “Acquisition”) of all of the issued and outstanding shares of Automotive Specialty Accessories and Parts (“WAG”), the owner of Whitney Automotive Group and a leader in automobile aftermarket performance parts and accessories market. Assets acquired include intangible assets consisting of technology, trademarks and trade names, and a 350,000 square foot distribution center with offices located in La Salle, Illinois. The final purchase price for WAG was $26.7 million in cash, including certain adjustments as set forth in that certain Stock Purchase Agreement executed August 2, 2010 (the “Purchase Agreement”) among Go Fido, Inc., WAG, 2000 Riverside Capital Appreciation Fund, L.P. and the other stockholders of WAG. The purchase price was allocated based on an estimate of the fair value of the assets and liabilities acquired as of the date of the Acquisition. The determination of estimated fair value requires management to make significant estimates and assumptions. The pro forma adjustments set forth herein are preliminary and have been prepared to illustrate the estimated effect of the Acquisition.

The following unaudited pro forma condensed combined statement of operations for the 52 weeks ended January 1, 2011 is presented as if the Acquisition had occurred on January 3, 2010 and combines the historical consolidated results of operations for the 52 weeks ended January 1, 2011 and WAG’s historical results from January 3, 2010 through the date of acquisition, August 12, 2010. The following unaudited pro forma condensed combined statement of operations and the accompanying notes should be read in conjunction with the consolidated financial statements and notes thereto included in our Annual Report on Form 10-K for the 52 weeks ended January 1, 2011 which has been filed with SEC on March 17, 2011 and is incorporated by reference into this registration statement.

The unaudited pro forma condensed combined statement of operations has been prepared for illustrative purposes only and is not intended to represent or be indicative of the consolidated results of operations in future periods or the results that actually would have been achieved had the Company and WAG been a combined company during the respective period presented. The unaudited pro forma condensed combined statement of operations does not reflect any operating efficiencies and/or cost savings that the Company may achieve with respect to the combined companies or additional costs of integration that the combined companies may incur. The unaudited pro forma condensed combined statement of operation also does not include the impact of restructuring activities and post merger synergy, as management is in the process of assessing what, if any, future actions are necessary. Additional liabilities ultimately may be recorded for severance and/or other costs associated with removing redundant operations that could affect amounts in the unaudited pro forma condensed combined statement of operations, and their effects may be material and would be reflected in the statement of operations.

U.S. AUTO PARTS NETWORK, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

(in thousands, except share and per share data)

	USAP	WAG
	52 Weeks Ended January 1, 2011	January 3, 2010 – August 12, 2010	Pro Forma Adjustments			Pro Forma Combined USAP
Net sales	$262,277	$76,608	$			$338,885
Cost of sales	172,668	53,411				226,079

Gross profit	89,609	23,197				112,806
Operating expenses:
Operating expenses	88,233	27,931		1,445	(a)	117,609
Impairment loss	—	6,905				6,905
Amortization of intangibles	2,804	—		2,840	(b)	5,644

Total operating expenses	91,037	34,836		4,285		130,158
Loss from operations	(1,428)	(11,639)		(4,285)		(17,352)
Other income (expense):
Other income	191	—		—		191
Interest expense	(471)	(2,214)		2,262	(c)	(423)

Total other (expense) income, net	(280)	(2,214)		2,262		(232)

Loss before income taxes	(1,708)	(13,853)		(2,023)		(17,584)
Income tax provision	(12,218)	—		—		(12,218)

Net loss	$(13,926)	$(13,853)		$(2,023)		$(29,802)

Basic net loss per share	$(0.46)					$(0.98)
Diluted net loss per share	$(0.46)					$(0.98)
Shares used in computation of basic net loss per share	30,269,462					30,269,462
Shares used in computation of diluted net loss per share	30,269,462					30,269,462

Notes to the Unaudited Pro Forma Condensed Combined Financial Statements:

(a)	To record the difference in book and estimated fair value depreciation of property and equipment. For the 52 weeks ended January 1, 2011, the book depreciation was $1.0 million and the estimated fair value depreciation was $2.4 million.
(b)	To record the estimated intangible amortization associated with the customer relationships, product design intellectual property and internet platform technology acquired from WAG. The estimated useful life for each asset was four years, nine years and 10 months, respectively. These assets were fully amortized when acquired
(c)	To eliminate the historical interest expense related to WAG’s notes payable and revolving line of credit which were repaid in full at the closing of the Acquisition.

2,050,000 Shares of Common Stock

Prospectus Supplement

March 27, 2013